Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS SIGNIFICANT GROWTH IN THIRD QUARTER FISCAL YEAR 2005

•                  24% sales growth; 29% earnings growth

•                  Commercial aviation sales growth of 41%

•                  Strong sales in Asia and Europe

•                  $19.5 million cash flow from operations

WOOD DALE, ILLINOIS (March 16, 2005) — AAR (NYSE: AIR) today reported net sales from continuing operations of $197.7 million for the third quarter ended February 28, 2005, an increase of 24% over prior year.  These results include the sale of the Company’s interest in certain aircraft for approximately $15 million in cash proceeds and no gain.  Income from continuing operations was $5.2 million or $0.15 per diluted share during the quarter, which includes a $0.5 million federal income tax benefit ($0.01 per diluted share) related to tax benefits from export activities.  For the third quarter of last fiscal year, the Company reported net sales of $159.2 million and income of $2.2 million or $0.07 per diluted share from continuing operations.   As previously announced, during the third quarter of this year, the Company completed the sale of a business, resulting in a loss from discontinued operations of $2.6 million, net of tax, or $0.07 per diluted share.  Net income was $2.6 million or $0.08 per diluted share compared to $2.0 million or $0.06 per diluted share last year.  Cash flow from operations was $19.5 million during the quarter.

 Sales to customers in Asia and Europe increased 45% and 35%, respectively, reflecting continued progress on our strategy to grow our business in these regions.  Also, sales of parts and services to commercial aviation customers and continued strong demand for the Company’s specialized mobility products supporting defense customers contributed to the year-over-year sales growth.

“During the quarter we experienced sequential and year-over-year sales growth in each of our segments with particular strength in our Inventory and Logistic Services segment where sales increased 18% over last year,” said David P. Storch, President and CEO of AAR.  “This has been an eventful quarter that included significant new business wins, strong growth in international markets,

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

divestiture of an underperforming business and the generation of $19.5 million of cash from operations.  Since the beginning of the year, we reduced our debt by $17.6 million, which led to a reduction in net interest expense of $0.7 million during the third quarter versus the prior year.  Additionally, selling, general and administrative expense as a percentage of sales improved from 12.8% to 10.7% year-over-year.”

Significant Events for Third Quarter 2005:

•                  Signed an exclusive multi-year contract with United Airlines to provide heavy maintenance on its fleet of 737 aircraft at AAR Aircraft Services — Indianapolis.

•                  Awarded a contract to provide inventory supply chain management and airframe maintenance services in support of the U.S. Navy C40-A aircraft.  The contract is a one-year agreement with 4 one-year renewal options.

•                  Formed a joint venture with AIROD, a Malaysian-based aircraft maintenance company, to establish a landing gear repair and overhaul facility in Malaysia.  This venture will strengthen our presence in Asia and better serve our airline customers in that region.

•                  Established a parts exchange pool in Hong Kong with HAECO to service airlines in the Asia/Pacific region. Cathay Pacific is the initial customer.

•                  Received orders for more than 25 cargo systems since the beginning of the calendar year, totaling more than $8 million in future revenue.  We expect to deliver these systems from April 2005 to February 2006.

As previously announced, the Company completed the sale of its engine component repair business to Chromalloy Gas Turbine Corporation on February 17, 2005.  As part of the transaction, AAR received cash consideration of $7.7 million, acquired inventory and entered into a multi-year parts supply agreement with Chromalloy.

Upon completing its fiscal 2004 federal income tax return in February 2005, the Company determined that it qualified for additional tax benefits related to its export activities and therefore recorded a $0.5M tax benefit during the third quarter ended February 28, 2005.  Similarly, the Company recorded a $0.6 million benefit during the third quarter ended February 29, 2004 related to additional tax benefits from export activities as identified upon filing the fiscal 2003 federal income tax return.

The Company adopted the provisions of EITF 04-08, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share.”  EITF 04-08 requires companies to account for contingently convertible debt using the ‘if converted’ method set forth in SFAS No. 128 “Earnings Per Share” for calculating diluted earnings per share.  Under the ‘if converted’ method, the after-tax effect of interest expense related to the convertible securities is added back to net income, and the convertible debt is assumed to have been converted to equity at the beginning of the period and is added to outstanding common shares.  For comparative purposes, diluted earnings per share information for all periods since the convertible debt securities were issued in February 2004 have been restated as required by EITF 04-08.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry. Products and services include parts supply, customized inventory management and logistics programs; maintenance, repair and overhaul of aircraft and aircraft components; engine and aircraft sales and leasing; and the manufacture of mobility systems, cargo systems and composite structures. Headquartered in Wood Dale, Illinois, AAR serves commercial and government aircraft fleet operators, original equipment manufacturers and independent service customers throughout the world. Further information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 a.m. CST on March 16, 2005. The conference call can be accessed via dial-in (1-866-243-8959). A replay of the call will be available (1-888-266-2081; access code 662930) from approximately 1:30 p.m. CST on March 16, 2005 until 11:59 p.m. CST on March 23, 2005.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2004 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data)

	Three Months Ended February 28/29,		Nine Months Ended February 28/29,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Sales	$197,701	$159,233	$537,922	$467,634
Cost and Expenses:
Cost of sales	166,768	132,677	451,984	394,450
Selling, general and administrative	21,182	20,429	61,460	58,890

Operating income	9,751	6,127	24,478	14,294

Interest expense	4,163	4,688	11,860	14,297
Interest income	438	284	1,103	1,200

Income from continuing operations before income taxes	6,026	1,723	13,721	1,197

Income tax expense (benefit)	841	(522)	977	(706)

Income from continuing operations	5,185	2,245	12,744	1,903

Discontinued Operations:
Operating loss, net of tax	(364)	(233)	(798)	(971)
Loss on disposal, net of tax	(2,226)	—	(2,226)	—
Loss from discontinued operations	(2,590)	(233)	(3,024)	(971)

Net income	$2,595	$2,012	$9,720	$932

Share Data:

Earnings (loss) per share - Basic:
Earnings from continuing operations	$0.16	$0.07	$0.39	$0.06
Loss from discontinued operations	(0.08)	(0.01)	(0.09)	(0.03)
Earnings per share - Basic	$0.08	$0.06	$0.30	$0.03

Earnings (loss) per share - Diluted
Earnings from continuing operations	$0.15	$0.07	$0.37	$0.06
Loss from discontinued operations	(0.07)	(0.01)	(0.08)	(0.03)
Earnings per share - Diluted	$0.08	$0.06	$0.29	$0.03

Average shares outstanding - Basic	32,258	32,168	32,249	31,999
Average shares outstanding - Diluted	36,417	34,077	36,334	32,694

Consolidated Balance Sheet Highlights

(In thousands except per share data)

	February 28, 2005	May 31, 2004
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$32,091	$41,010
Current assets	441,165	432,204
Current maturities of recourse LTD	2,309	2,656
Current liabilities (excl current maturities)	126,069	127,869
Net property, plant and equipment	72,380	81,866
Total assets	707,467	709,292
Recourse long-term debt	200,204	217,434
Total recourse debt	202,513	220,090
Total non-recourse debt	31,496	31,968
Stockholders’ equity	315,409	301,684
Book value per share	$9.78	$9.36
Shares outstanding	32,261	32,245

Sales By Business Segment

(In thousands - unaudited)

	Three Months Ended February 28/29,		Nine Months Ended February 28/29,
	2005	2004	2005	2004
Inventory & Logistic Services	$72,010	$61,148	$200,828	$192,142
Maintenance, Repair & Overhaul	53,179	47,981	149,021	151,174
Manufacturing	51,759	44,246	143,069	101,212
Aircraft & Engine Sales & Leasing	20,753	5,858	45,004	23,106
	$197,701	$159,233	$537,922	$467,634

Diluted Earnings Per Share Calculation

(In thousands except per share data)

	Three Months Ended February 28/29,		Nine Months Ended February 28/29,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income as reported	$2,595	$2,012	$9,720	$932
Add: After-tax interest on convertible debt	306	114	924	114
Net income for diluted EPS calculation	$2,901	$2,126	$10,644	$1,046

Basic shares outstanding	32,258	32,168	32,249	31,999
Additional shares due to:
Assumed exercise of stock options	555	564	481	247
Assumed conversion of convertible debt	3,604	1,345	3,604	448
Diluted shares outstanding	36,417	34,077	36,334	32,694

Diluted earnings per share	$0.08	$0.06	$0.29	$0.03